UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2022

AXCELLA HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38901	26-3321056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

840 Memorial Drive Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (857) 320-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AXLA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2022, Axcella Health Inc. (the “Company” or “Axcella”), doing business as “Axcella Therapeutics”, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell in a registered direct offering an aggregate of 13,089,002 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $1.91 per share (the “Offering”). The net proceeds to the Company are expected to be approximately $24.9 million after deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering to complete its Long COVID Phase 2a clinical trial and, assuming positive data, its regulatory dialogue regarding next steps for this program; complete enrollment of its EMMPACT Phase 2b clinical trial in non-alcoholic steatohepatitis (NASH); advance its EMMPOWER Phase 2 clinical trial in OHE; and for working capital and other general corporate purposes. The Offering is anticipated to close on or about March 16, 2022.

The Purchase Agreement contains customary representations, warranties, and agreements by the Company, and customary indemnification and other obligations of the Company and the Purchasers. Pursuant to the terms of the Purchase Agreement, the Company has also agreed to certain restrictions on the issuance and sale of its securities until 60 days following the date of the Purchase Agreement, subject to certain exceptions. Also, pursuant to the terms of the Purchase Agreement, the Purchasers have certain rights to participate in subsequent issuances of the Company’s securities during the 6 month period following the date of the Purchase Agreement, subject to certain exceptions.

The shares of Common Stock will be offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-238983), which was originally filed with the Securities and Exchange Commission on June 5, 2020, and was declared effective on June 12, 2020 (the “Registration Statement”).

The foregoing summary of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, the form of which is filed herewith as Exhibit 10.1 and incorporated herein by reference. The form of Purchase Agreement is attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the shares issued in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01.	Other Events.

On March 16, 2022, the Company issued a press release announcing the Offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP

10.1	Form of Securities Purchase Agreement dated as of March 16, 2022 by and among Axcella Health, Inc. and the purchasers thereto

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated March 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCELLA HEALTH INC.

Date: March 16, 2022	By:	/s/ William R. Hinshaw, Jr.
William R. Hinshaw, Jr.
President, Chief Executive Officer and Director